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                              Hercules Incorporated
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


                  HERCULES REPORTS FIRST QUARTER 2001 RESULTS;
                   CONTINUES PROCESS TO SELL OR MERGE COMPANY


WILMINGTON, DE, MAY 7, 2001 ... Hercules Incorporated (NYSE: HPC) today reported sales for the first-quarter ending March 31, 2001 of $702 million, down 4% on a comparable basis from the prior year. The company recorded a loss of $.09 per diluted share in the quarter on a reported and recurring basis. This compares to diluted earnings per share in the first quarter 2000 of $.34 on a reported basis and $.35 on a recurring basis.

Earnings during the quarter included a non-cash loss of $.03 per diluted share from the company's equity interest in C.P. Kelco.

The company reported recurring profit from operations of $63 million, 34% lower than the same period last year on the same business basis. This reflects the impact of challenging conditions in the chemical industry as well as soft demand in key markets. A number of factors including higher energy, freight and raw material costs, as well as unfavorable foreign currency exchange translation further reduced results.

The slowing worldwide economy particularly impacted Pulp and Paper and Aqualon. However, BetzDearborn delivered results in line with last year's performance and the company's FiberVisions unit reported improved performance.

Thomas L. Gossage, chairman and chief executive officer, said, "Difficult economic forces in the chemical industry and in our businesses continued in the first quarter. Although we are cautious looking forward, we expect business conditions to improve as the year progresses. To offset higher costs, we are raising prices across our divisions. In addition, we are attacking costs in every operation and maximizing cash flow as we simultaneously move ahead in our efforts to sell or merge the company.

"We closed the sale of the majority of our resins business to Eastman Chemical Company last week. During the first quarter, we also signed a definitive agreement to sell the peroxides business to GEO Specialty Chemicals, Inc. Steps are also well underway to divest our wood rosin and terpenes business," Gossage said.



                                                                     (continued)

"The process to merge or sell the company and its businesses is ongoing," he said. "We are evaluating and pursuing a number of alternatives. Although the timetable has not met our original plans, the process continues to move forward."

Gossage pointed out that cash flow from operating activities, which excludes capital expenditures, was positive for the quarter versus a deficit last year. He described that as "strong performance given the difficult operating environment for the industry and Hercules." Effective steps to improve cash included trimming of capital expenditures, active management of working capital, a company-wide restriction on hiring, and a firm hold on all discretionary expenses. Interest expense and preferred security distributions rose $15 million in the quarter as a result of higher interest rates as compared to the first quarter 2000.


SEGMENT AND REGIONAL RESULTS
----------------------------

In the Process Chemicals Segment, sales in the first quarter were down 2% and profit from operations declined 18% versus the same quarter 2000. The Pulp and Paper Division was hurt by weak demand in the North American and European markets. In North America, industry production of paper and paperboard declined 10% in the quarter. Volumes for Hercules Pulp and Paper Division were off 4% from last year's first quarter.

BetzDearborn, also part of Process Chemicals, reported sales and profit from operations essentially even with last year's results. Higher costs borne by this division for freight and utility charges were offset by improved pricing, a 4% rise in volumes and positive changes in product mix.

In the Functional Products Segment, first quarter sales and profit from operations, excluding the divested food gums and nitrocellulose businesses, were down 4% and profit from operations fell 38% compared to the same quarter 2000. Slower sales in emerging international regions and to the U.S. paint market were only partially offset by strong sales to the oilfield sector and to a rebounding construction market in Europe. Higher raw material and energy costs impacted results during the quarter. In addition, we had additional costs during the quarter as we commissioned our new methylcellulose facility in Belgium. Overall, on the same business basis, Aqualon's volumes rose 1% in the quarter versus a year ago.

In the Chemical Specialties Segment, sales dropped 7% in the first quarter versus the same period a year ago, although profits from operations increased 6% compared to the first quarter 2000. Higher pricing and lower overhead expenses led to this improvement, despite being partially offset by higher costs for raw materials and energy. FiberVisions volumes were lower as this unit exited a number of lower margin textile sectors.



                                                                     (continued)

Within this segment, on May 1st, the company closed the sale of its hydrocarbon resins and portions of its rosin resins business to Eastman. Also, the peroxides sales to GEO and the auction of wood rosins and terpenes businesses are progressing.

In the company's largest market, North America, sales declined 3%. In Europe, sales fell 4%; in the emerging markets of Latin America and Asia Pacific, sales in the quarter fell 4% and 6%, respectively.


                                      # # #


Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, REFLECTING MANAGEMENT'S CURRENT ANALYSIS AND EXPECTATIONS, BASED ON REASONABLE ASSUMPTIONS. RESULTS COULD DIFFER MATERIALLY DEPENDING ON SUCH FACTORS AS BUSINESS CLIMATE, ECONOMIC AND COMPETITIVE UNCERTAINTIES, FAILURE TO COMPLETE TRANSACTIONS, ADVERSE LEGAL AND REGULATORY DEVELOPMENTS, AND ADVERSE CHANGES IN ECONOMIC AND POLITICAL CLIMATES AROUND THE WORLD. AS APPROPRIATE, ADDITIONAL FACTORS ARE CONTAINED IN REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. THIS PARAGRAPH IS INCLUDED TO PROVIDE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS, WHICH ARE NOT REQUIRED TO BE PUBLICLY REVISED AS CIRCUMSTANCES CHANGE.


Media Contact:         John S. Riley      (302) 594-6025
Investor Contact:      Allen A. Spizzo    (302) 594-6491

HERCULES INCORPORATED
CONSOLIDATED STATEMENT OF INCOME
(Dollars in Millions,
 except per share)                      (Unaudited)
                                        Three Months
                                           Ended
                                          March 31
                                      ---------------
                                        2001   2000(A)
                                      ------  -------
Net sales                               $702    $798
Cost of sales                            409     450
Selling, general and administrative
 expenses                                190     197
Research and development                  19      21
Goodwill and intangible asset
 amortization                             19      20
Other operating expenses, net              3       4
                                      ------  -------
Profit from operations                    62     106
Equity in income of affiliated
 companies                               (3)       -
Interest and debt expense                 55      32
Preferred security distribution of
 subsidiary trusts                        15      23
Other income (expense), net              (3)       5
                                      ------  -------
Income before income taxes              (14)      56
Provision for income taxes               (4)      20
                                      ------  -------
Net income                             $(10)     $36
                                      ======  =======
Earnings per share:
Basic:                               $(0.09)   $0.34
                                      ======  =======
Weighted average No. shares
 (millions)                            107.9   106.7
Diluted:                             $(0.09)   $0.34
                                      ======  =======
Weighted average No. shares
 (millions)                            108.0   106.9
Note:  Depreciation and
 amortization                          $  54   $  60
________________________________________________________________________________
                                               (Unaudited)

SEGMENT DATA                                             Excluding
(Dollars In Millions)                                   Nonrecurring
                                                           Items
                                       Three Months     Three Months
                                          Ended            Ended
                                         March 31         March 31
                                     --------------------------------
                                       2001    2000    2001    2000
                                     -------  ------  ------  ------
Net Sales By Industry Segment
   Process Chemicals and Services       $407    $416    $407    $416
   Functional Products                   131     206     131     206
   Chemical Specialties                  164     177     164     177
   Reconciling Items                      -      (1)      -      (1)
                                     -------  ------  ------  ------
           Total                        $702    $798    $702    $798
                                     =======  ======  ======  ======
Profit (Loss) From Operations By
Industry Segment
   Process Chemicals and Services        $63     $77     $63     $77
   Functional Products                    24      52      24      52
   Chemical Specialties                   17      16      17      16
   Reconciling Items                    (42)    (39)    (41)    (37)
                                     -------  ------  ------  ------
           Total                         $62    $106     $63    $108
                                     =======  ======  ======  ======

EBITDA(B)                               $112    $162    $113    $164



(A) Effective with the second quarter 2000, we changed our policy regarding the classification of shipping and handling expenses. Accordingly, net sales and cost of sales for the first quarter 2000 have been restated to reflect this change for purposes of comparability. There is no impact on profit from operations as a result of this change.

(B) Calculated as profit from operations plus depreciation and amortization, net of amortization of debt issuance costs.